Pricing Supplement Dated February 6, 2003              Rule 424(b)(3)
(To Prospectus Dated February 20, 2001)                File No. 333-55440

                      GENERAL MOTORS ACCEPTANCE CORPORATION
                         Medium-Term Notes - Fixed Rate
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Agent:                      Salomon Smith Barney, Morgan Stanley, Merrill Lynch
                            UBS Securities Inc., J.P. Morgan Securities Inc.,
                            Lehman Brothers, Bank of America, Bear Stearns & Co
Principal Amount:           $553,850,000.00
Agent's Discount
  or Commission:            $    498,465.00
Net Proceeds to Company:    $553,351,535.00
Interest Rate:              4.15% per annum
Issue Date:                 02/07/03
Maturity Date:              02/07/05
Interest Payment Dates:     The 1st day of each April and October and at
                            Maturity, commencing  April 1, 2003 and
                            ending on the Maturity Date.
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Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:
      / / Actual/360  for the period from / / to / /
      / / Actual/Actual  for the period from / / to / /
      /X/ 30/360 for the period from 02/07/03 to 02/07/05

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
           Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes   /X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:    /X/  Book-Entry    / /  Certificated

Other:  /X/   Principal    / /   Agent

If as principal:
         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
        /X/ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as agent:

The Notes are being offered at a fixed initial public offering price of _____% of principal amount.